Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.

Exhibit for Patient Capital
to the
Advisor Managed Portfolios Custody Agreement

Name of Series
Opportunity Trust

Base Fee for Custody Services

Based upon an annual rate of average daily market value of all long securities and cash held in the portfolio*:
■__ basis points
Minimum annual fee per fund - N/A Plus, portfolio transaction fees
*Subject to annual CPI increase - All Urban Consumers - U.S. City Average" index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).

Portfolio Transaction Fees
■$ __ - Book entry DTC transaction, Federal Reserve transaction, principal paydown
■$ __ - Repurchase agreement, reverse repurchase agreement, time deposit/CD or other non- depository transaction
■$ __ - Option/SWAPS/future contract written, exercised or expired
■$ __ - Mutual fund trade, Margin Variation Wire and outbound Fed wire
■$ __ - Physical security transaction
■$ __ - Check disbursement (waived if U.S. Bancorp is Administrator)
A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges, negative interest charges and extraordinary expenses based upon complexity.
Additional Services
■Additional fees apply for global servicing. Fund of Fund expenses quoted separately.
■$__ per custody sub account per year (e.g., per sub – adviser, segregated account, etc.)
■$__ - Segregated account per year
■No charge for the initial conversion free receipt.
■Overdrafts - charged to the account at prime interest rate plus __% unless a line of credit is in place.
■Third Party lending - Additional fees will apply

Fees are calculated pro rata and billed monthly.

Additional Global Sub-Custodial Services Annual Fee Schedule

Country	Safekeeping (BPS)	Transaction Fee	Country	Safekeeping (BPS)	Transaction Fee	Country	Safekeeping (BPS)	Transaction Fee
Argentina	__	$__	Hong Kong	__	$__	Poland	__	$__
Australia	__	$__	Hungary	__	$__	Portugal	__	$__
Austria	__	$__	Iceland	__	$__	Qatar	__	$__
Bahrain	__	$__	India	__	$__	Romania	__	$__
Bangladesh	__	$__	Indonesia	__	$__	Russia	__	$__
Belgium	__	$__	Ireland	__	$__	Saudi Arabia	__	$__
Bermuda	__	$__	Israel	__	$__	Serbia	__	$__
Botswana	__	$__	Italy	__	$__	Singapore	__	$__
Brazil	__	$__	Japan	__	$__	Slovakia	__	$__
Bulgaria	__	$__	Jordan	__	$__	Slovenia	__	$__
Canada	__	$__	Kenya	__	$__	South Africa	__	$__
Chile	__	$__	Kuwait	__	$__	South Korea	__	$__
China Connect	__	$__	Latvia	__	$__	Spain	__	$__
China (B Shares)	__	$__	Lithuania	__	$__	Sri Lanka	__	$__
Colombia	__	$__	Luxembourg	__	$__	Sweden	__	$__
Costa Rica	__	$__	Malaysia	__	$__	Switzerland	__	$__
Croatia	__	$__	Malta	__	$__	Tanzania	__	$__
Cyprus	__	$__	Mauritius	__	$__	Taiwan	__	$__
Czech Republic	__	$__	Mexico	__	$__	Thailand	__	$__
Denmark	__	$__	Morocco	__	$__	Tunisia	__	$__
Egypt	__	$__	Namibia	__	$__	Turkey	__	$__
Estonia	__	$__	Netherlands	__	$__	UAE	__	$__
Eswatini	__	$__	New Zealand	__	$__	Uganda	__	$__
Euroclear (Eurobonds)	__	$__	Nigeria	__	$__	Ukraine	__	$__
Euroclear (Non- Eurobonds)	Rates are available upon request	Rates are available upon request	Norway	__	$__	United Kingdom	__	$__
Finland	__	$__	Oman	__	$__	Uruguay	__	$__
France	__	$__	Pakistan	__	$__	Vietnam	__	$__
Germany	__	$__	Panama	__	$__	West African Economic Monetary Union (WAEMU)*	__	$__
Ghana	__	$__	Peru	__	$__	Zambia	__	$__
Greece	__	$__	Philippines	__	$__	Zimbabwe	__	$__
*Transaction Fee includes: Receive Versus Payment (RVP), Delivery Versus Payment (DVP), FREE REC, and FREE DEL activity related to securities settlement within U.S. Bank sub-custodian network.

Global Custody Base Fee
A monthly base fee per account (fund) will apply based on the number of foreign securities held. 1-25 foreign securities: $__
26-50 foreign securities: $__Over 50 foreign securities: $__
Euroclear - Eurobonds only. Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge. In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge.
For all other markets specified above, surcharges may apply if a security is held outside of the local market.
Tax Reclamation Services: Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $__ per claim.
Global Custody Tax Services:
■Global Filing: $ __ per annum
■U.S. Domestic Filing: $ __ per annum (Only ADRs)
■Any client who does not elect for tax services (and does them themselves, would be charged an out of pocket expense per the normal process).

Miscellaneous Expenses
■Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for account opening fees, tax reclaim fees, local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications, recurring administration fees, negative interest charges, overdraft charges or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.
■A surcharge may be added to certain miscellaneous expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses are charged at a predetermined flat rate.
■SWIFT reporting and message fees.

Adviser’s signature as acknowledgement of the fee schedule shown above is not needed. Patient Capital Management, LLC signed the fee schedule on May 22, 2023.

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